                                                                   EXHIBIT 23.7

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated March 1, 1996 (except for Note 9 to the accompanying financial statements as of December 31, 1995 and for the year then ended as to which the date is August 14, 1996), relating to the financial statements of KYLD-FM (A Division of Crescent Communications, L.P.) included in Evergreen Media Corporation's Form 8-K dated September 20, 1996. We also consent to the reference to us under the heading "Experts" in the prospectus.

                                          /s/ Miller, Kaplan, Arase & Co.
                                          Miller, Kaplan, Arase & Co.

North Hollywood, California
October 16, 1996